SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

(Amendment No.   )

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KENT INTERNATIONAL HOLDINGS, INC.
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KENT INTERNATIONAL HOLDINGS, INC.
____________

211 Pennbrook Road
PO Box 97
Far Hills, New Jersey 07931
908-234-1881

October 12, 2007

Dear Fellow Stockholders:

I am writing to inform our stockholders that our board of directors and the holder of a majority of our outstanding shares have approved an amendment to Kent International Holdings, Inc.’s (“Kent International”) articles of incorporation to opt out of the anti-takeover provisions of Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes which regulate the acquisition of a controlling interest in the company. The board believes that repealing these provisions will provide Kent International and its stockholders greater flexibility in completing future acquisitions or sales of shares of stock of the company.

The attached information statement contains a more detailed description of the amendment and I encourage you to read it thoroughly.

Sincerely,

PAUL O. KOETHER
CHAIRMAN

KENT INTERNATIONAL HOLDINGS, INC.
____________

Information Statement

This information statement is being furnished to our stockholders for informational purposes only pursuant to Section 14(c) of the Securities Exchange Act of 1934 and the related rules and regulations. Our board of directors and the holder of a majority of our outstanding shares have approved the proposed amendment to our articles of incorporation. Accordingly, your consent is not required and is not being solicited in connection with this action. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Proposed Amendment to the Articles of Incorporation

Our articles of incorporation, or articles, currently provide that Kent International Holdings, Inc. (“Kent International” or the “Company”) is governed by Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes (“NRS”) regarding the acquisition of a controlling interest in the Company.  Our board of directors has approved an amendment to our articles opting us out of these anti-takeover provisions.  The board believes that opting out of these provisions will provide the Company and its stockholders with greater flexibility in participating in certain business transactions including acquisitions or sales of shares by facilitating the sale of a controlling interest in the Company.  The following is the text of the amendment:

“Article XIII
Acquisitions of Controlling Interest and
Combinations with Interested Stockholders

The Corporation expressly elects not to be governed by Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision, regarding acquisition of controlling interest.

Further, the Corporation expressly elects to be governed by Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision, regarding combinations with interested stockholders.”

Description of the Amendment

Our current articles expressly provide that the anti-takeover provisions of Sections 78.378 to 78.3793, inclusive, of the NRS will apply to Kent International.  Absent this language, these provisions would likely not apply to Kent International because, by its terms, the statute only applies to companies with significant business in the State of Nevada.  The NRS allows us to opt out of these provisions by amending the articles as described above.  The provisions suspend the voting rights of the “control shares” of a stockholder who acquires 20% or more of a company’s shares entitled to be voted in the election of directors.  The voting rights of the control shares generally remain suspended until such time as the disinterested stockholders of the company vote to restore the voting power of the acquiring stockholder.  The amendment to our articles would remove this impediment to the sale of shares by a significant stockholder and permit a purchaser to gain full voting rights for the acquired shares.

The remaining anti-takeover provisions of current Article XIII of our articles restricting the Company from engaging in any business combination such as a merger, consolidation, or sale of substantially all of our assets, with an interested stockholder (NRS Sections 78.411 to 78.444, inclusive) will not be repealed by the proposed amendment and will remain in effect.

Approval of the Amendment

On October 1, 2007, our board of directors, believing it to be in the best interests of Kent International and our stockholders, approved the proposed amendment to our articles of incorporation to opt out of the provisions of Sections 78.378 to 78.3793, inclusive, of the NRS. Nevada law permits the holders of a majority of our outstanding shares to approve the amendment by written consent without holding a meeting. To avoid the significant costs and delays associated with holding a meeting, our board elected to seek approval of the amendment by written consent of our majority stockholder. On October 1, 2007, Kent Financial Services, Inc. (“Kent”), the owner of 1,900,000 shares of our common stock, which represented approximately 53.25% of the shares entitled to vote on the amendment to the articles, consented in writing without a meeting to the amendment. As a result, no further votes are required.

Timing of the Amendment

The proposed amendment to the Company’s articles of incorporation will become effective upon filing of a certificate of amendment to our articles of incorporation with the Nevada Secretary of State. Pursuant to Rule 14c-2 under the Exchange Act, the proposed amendment may not be filed until twenty calendar days after the mailing of this information statement to our stockholders. We anticipate filing the amendment immediately following the expiration of the twenty-day waiting period. However, our board of directors retains discretion under Nevada law not to implement the amendment. If our board exercises this discretion, our articles will not change.

Significant Stockholders

The following table sets forth the beneficial ownership of Common Stock of the Company as of September 28, 2007, by each person who was known by the Company to beneficially own more than 5% of the Common Stock, by each current director and nominee, each Named Executive Officer, and by all current directors and Named Executive Officers as a group:

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)		Approximate Percent of Class

Kent Financial Services, Inc.	1,900,000		53.25%
376 Main Street
PO Box 74
Bedminster, NJ 07921

Paul O. Koether (1)	2,083,000	(2)(3)	56.79%
211 Pennbrook Road
PO Box 97
Far Hills, NJ 07931

Diarmuid F. Boran (1)	-		-
8430 Haven Street
Lenexa, KS 66219

James L. Bicksler (1)	20,000		*
96 Inwood Ave
Upper Montclair, NJ 07043

Rocco Mastrodomenico (1)	-		-
52 Mill Road # 2
Morris Plains, NJ 07950

Bryan P. Healey (1) (4)	1,908,000	(2)(4)	53.48%
211 Pennbrook Road
PO Box 97
Far Hills, NJ 07931

Biotechnology Value Fund	725,606	(5)	20.34%
227 West Monroe Street
Suite 4800
Chicago, IL 60606

All directors and officers as a group (5 persons)	2,111,000		57.24%

___________________________________
* Represents less than one percent.

(1) This table is based upon information supplied by the Company’s officers, directors and principal stockholders and Form 4’s filed with the Securities Exchange Commission (the “SEC”).  Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  Applicable percentages are based on 3,567,956 shares outstanding on September 28, 2007, adjusted as required by rules promulgated by the SEC.  Included in such number of shares beneficially owned are shares subject to options currently exercisable or becoming exercisable within 60 days: Paul O. Koether (100,000) and James L. Bicksler (20,000), and all directors and executive officers as a group (120,000).

(2)  Includes 1,900,000 shares held by Kent Financial Services, Inc. (“Kent”), a Nevada Corporation.  Mr. Koether is the Chairman, Chief Executive Officer and President of Kent, and Mr. Healey is the Secretary and Chief Financial Officer of Kent.  Mr. Koether and Mr. Healey disclaim beneficial ownership of those shares.

(3)Includes 56,000 shares beneficially owned by the Marital Trust u/w/o Natalie Koether.  As trustee, Mr. Koether may be deemed to own these shares beneficially.

(4)Includes 8,000 shares beneficially owned by Mr. Healey’s spouse.

(5)According to a Form 4 filed on December 10, 2001 on behalf of Biotechnology Value Fund L.P., Biotechnology Value Fund II L.P., BVF Partners L.P., BVF, Inc., and BVF Investments L.L.C. (collectively “Biotechnology Value Fund”).

Other Matters

Record Date

Our board of directors has fixed the close of business on September 28, 2007 as the record date for the determination of stockholders who are entitled to receive this information statement. There were 3,567,956 shares of our common stock issued and outstanding on the record date. We anticipate that this information statement will be mailed on or about October 12, 2007 to all stockholders of record as of the record date.

Cost of this Information Statement

The entire cost of furnishing this information statement will be borne by Kent International. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this information statement to the beneficial owners of our common stock held of record by them.

Dissenter’s Rights

Under Nevada law, stockholders are not entitled to dissenter’s or appraisal rights with respect to the proposed amendment to Kent International’s articles of incorporation.

Interests of Certain Persons in or Opposition to Matters to be Acted Upon

Kent, beneficial owner of 53.25% of our shares, has an interest in the amendment to our articles because they are the beneficial owner of more than half of our outstanding shares.  Without the proposed amendment to our articles, a purchaser of Kent shares would not have any right to vote the shares of stock purchased which would adversely affect Kent’s ability to sell their shares in a block if they chose to do so. The amendment to our articles would remove this impediment to the sale of shares by Kent by permitting a purchaser to gain full voting rights for the acquired shares.  All our directors support and voted in favor of the amendment.

Where You Can Find More Information

We are subject to the information and reporting requirements of the Securities Exchange Act and in accordance with the Exchange Act, we file periodic reports, such as our annual report, and other information with the SEC relating to our business, financial statements and other matters. You may read and copy any document that we file at the public reference facilities of the SEC in Washington, D.C.  You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  Our SEC filings are also available on the SEC’s website at www.sec.gov.

By Order of the Board of Directors,

PAUL O. KOETHER
CHAIRMAN